Exhibit 10(1)

Summary of Director and Executive Officer Non-Plan Compensation

Non-Employee Directors

Non-employee directors of the Company are each paid $18,000 per year for their services.  The Chairmen of the Board of Directors and of the Audit Committee, Compensation Committee, and Nominating and Governance Committee of the Board each receive an additional $3,000 per year.

Executive Officers

The annual salaries of the executive officers for 2008 are as follows:

Matthew Boyle, President and Chief Executive Officer
-- British Pounds 149,000

Paul A. McPartlin, Vice President and Chief Financial Officer
-- British Pounds 97,000

Paul N. Farquhar, Vice President, Treasurer and Principal Accounting Officer
-- British Pounds 94,000

Annual cash bonuses will be determined at the end of the year.

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Further information about compensation of directors and executive officers is found in the Company’s proxy statements on file with the Commission, as well as in periodic Form 8-K filings by the Company.